Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
INCAPITAL TRUST PRODUCTS II LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of INCAPITAL TRUST PRODUCTS II LLC (the “Company”), is entered into as of the 29th day of July, 2015, by INCAPITAL HOLDINGS LLC as the sole member of the limited liability company (the “Member”).

WHEREAS the Company was formed upon the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Delaware Act”), on June 18, 2015, and has not conducted any operations since its formation.

NOW, THEREFORE, The Member is executing this Agreement and hereby certifies and agrees as follows:

1.           Name; Formation.  The name of the limited liability company formed is INCAPITAL TRUST PRODUCTS II LLC.  The Company was formed pursuant to the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Act on June 18, 2015. Each of the Managing Member (as hereinafter defined) and the Member is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file the certificate of formation of the Company, and any action taken prior to the execution of this Agreement in connection therewith by either such person is hereby ratified and confirmed.

2.           Purpose.  The Company is formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.           Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purpose set forth in Section  2   hereof.

4.           Registered Office and Registered Agent.  The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

5.           Member.  The name and the business, residence or mailing address of the Member are as follows:

Name: Incapital Holdings LLC	Address: 200 South Wacker Drive Suite 3700 Chicago, IL 60606

6.           Powers of Member.  The Member shall have the power to exercise any and all rights and powers granted to the Member pursuant to the express terms of this Agreement.  Except as otherwise specifically provided by this Agreement or required by the Delaware Act, the Managing Member shall have the power to act for and on behalf of, and to bind, the Company.

7.           Management

(a)           Management of the Company.

(i)           The Member shall be the managing member of the Company (the “Managing Member”) and, in such capacity, shall manage the Company in accordance with this Agreement.  The Managing Member is an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

(ii)           The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.  The Managing Member shall be the sole person or entity with the power to bind the Company, except and to the extent that such power is expressly delegated to any other person or entity by the Managing Member, and such delegation shall not cause the Managing Member to cease to be the Member or the Managing Member.  There shall not be a “manager” (within the meaning of the Delaware Act) of the Company.

(iii)           The Managing Member may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer, Secretary, and Assistant Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such persons.

(b)           Powers of the Managing Member.

(i)           The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company, at the expense of the Company.  The expression of any power or authority of the Managing Member in this Agreement shall not in any way limit or exclude any other power or authority of the Managing Member that is not specifically or expressly set forth in this Agreement.

(c)           No Management by Other Persons or Entities.  Except and only to the extent expressly delegated by the Managing Member, no person or entity other than the Managing Member and the Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company, or to act for, on behalf of, or to bind the Company.

(d)           Reliance by Third Parties.  Any person or entity dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to matters pertaining to the identity of the Managing Member and any officers of the Company and germane to the business affairs of the Company.

(e)           Records and Information.  Unless otherwise required by a mandatory provision of law, neither the Company, nor the Managing Member shall have any obligation to maintain any books or records of the Company; provided that the Managing Member may keep books and records of the Company and may, from time to time, designate recordkeeping requirements for the Company.

8.           Term; Dissolution.  The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Section  8 .  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (a) the written consent of the Member, (b) the occurrence of any event other than the death or incompetency of the Member that terminates the continued membership of the Member without the admission of a successor member to the Member, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.  In the event of the death or incompetency of the Member, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member, or its nominee or designee, to the Company as a member, effective as of the death or incompetency of the Member.  Upon the dissolution of the Company, the Managing Member shall wind up the Company’s affairs and distribute its assets as provided in the Delaware Act.  Upon the completion of the winding up of the Company, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware canceling the Company’s certificate of formation at which time the Company shall terminate.

9.           Allocation of Profits and Losses; Tax Status.  The Company’s profits and losses shall be allocated to the Member.  At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes.

10.           Distributions.  Distributions shall be made to the Member at the times and in the amounts determined by the Managing Member, provided that no distribution shall be made (i) in violation of the Delaware Act; (ii) to the Member in connection with the resignation of the Member in the event the Member is adjudged incompetent to manage his person or property by a court of competent jurisdiction; and (iii) unless otherwise determined by the Member, to the Member upon his withdrawal in connection with the voluntary assignment of his entire limited liability interest in the Company pursuant to Section 11 hereof.

11.           Assignments.  The Member may transfer or assign (including as a collateral assignment or pledge) in whole or in part its limited liability company interest in the Company.  In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution.  In connection with a partial assignment or transfer by the Member of its limited liability company interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.

12.           Resignation.  The Member may resign from the Company at such time as he or she shall determine; provided that the Member shall be deemed to have resigned from the Company at such time as he shall be adjudged by a court of competent jurisdiction to be incompetent to manage his person or property.

13.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  Prior to the admission of any such additional member of the Company, this Agreement shall be amended by the Member and the person or persons to be admitted as additional members to make such changes as they shall determine to reflect the fact that the Company shall have more than one member.

14.           Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Delaware Act.

15.           Indemnification.

15.1                 Indemnification.  Neither the Member, nor any employee of the Company (each, an “Indemnified Party”) shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission (whether or not constituting negligence) performed or omitted by the Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnified Party by this Agreement, except that the Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of the Indemnified Party’s willful misconduct or gross negligence.  To the fullest extent permitted by applicable law, the Indemnified Party shall be entitled to indemnification from the Company for any and all losses, damages or claims incurred by the Indemnified Party by reason of any and all acts or omissions performed or omitted by the Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnified Party by this Agreement, except that the Indemnified Party shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Indemnified Party by reason of willful misconduct or gross negligence with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

15.2                 Expenses.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Party in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as authorized in this Section 15.

16.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Member.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.

18.           Entire Agreement.  This Agreement and the documents and agreements contemplated in this Agreement constitute the entire agreement with the Member with regard to the subject matter hereof and thereof.

19.           Benefits.  Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person or entity not a party hereto.

20.           Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.

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IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first aforesaid.

INCAPITAL HOLDINGS LLC

By:	/s/ Phil Johnson
Name: Phil Johnson
Title: President